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                                                                   EXHIBIT 10.7

                             GAS PURCHASE AGREEMENT

THIS AGREEMENT made and entered into this 1st day of March 1991, but with an effective date to be retroactive to October 1, 1990, by and between ENERGAS CORPORATION ("Seller") and ENERGAS PIPELINE COMPANY ("Buyer") concerns the sale of natural gas by Seller to Buyer as follows:

         I.    NATURE OF SERVICE

         1.1 The parties hereto recognize that the sale and purchase of gas hereunder will be contingent on the execution by Buyer and Seller of a PURCHASE NOMINATION NOTICE in the form attached hereto as Exhibit "A". It is expressly understood that Buyer shall have no right to purchase and Seller shall have no obligation to sell any gas under this Agreement unless there is a fully executed PURCHASE NOMINATION NOTICE in effect. The parties hereto further recognize that during any period in which a fully executed PURCHASE NOMINATION NOTICE is in effect, the sale and purchase of gas hereunder will also be contingent on Buyer arranging for the transportation of Seller's gas to be purchased hereunder, on terms and conditions satisfactory to Buyer in its sole discretion, by the Receiving Pipeline{s) described in the then effective PURCHASE NOMINATION NOTICE, from the Seller's Delivery Point(s) described therein to Buyer's resale markets.

         II.   TERM

         2.1 This agreement shall become effective on the first of the month of the date hereof and shall continue in full force and effect for a primary term of five (5) Contract Years and from year to year thereafter. Either party shall have the right to terminate this Agreement at the expiration of the primary term or on any anniversary of said date thereafter by giving the other party sixty (60) days prior written notice.

         III.  QUANTITY

         3.1 Subject to the terms of this Agreement, Seller does hereby commit to sell to Buyer, on a best reasonable efforts basis, and Buyer does hereby agree, on a best reasonable efforts basis, to purchase a mutually agreeable volume of gas as set forth in a then effective PURCHASE NOMINATION NOTICE. Buyer and Seller recognize that, due to transportation limits and market curtailments, Buyer may be unable to purchase and receive the entire volume of gas contemplated by this Agreement, which may be available from Seller during any effective PURCHASE NOMINATION NOTICE. Should Buyer be unable to purchase and receive from Seller the entire volume of gas which is available pursuant to the terms and conditions of this Agreement, then Seller shall have the right to sell such excess gas to other parties until Buyer can resume full contractual purchases. Notwithstanding any provision to the contrary in this Section III, it is expressly understood that Buyer shall not be obligated to purchase any minimum quantities of gas or pay

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for same if available and not taken.

         IV.   PRICE

         4.1 Buyer shall pay Seller for all the gas delivered by Seller to Buyer hereunder at the Delivery Point(s) described in the then effective PURCHASE NOMINATION NOTICE the price specified in such PURCHASE NOMINATION NOTICE for the Nomination Period set forth in such PURCHASE NOMINATION NOTICE.

         4.2 In the event that Buyer and Seller do not reach an agreement on the price, quantity or other terms and conditions of a PURCHASE NOMINATION NOTICE, then the delivery of gas by Seller to Buyer hereunder shall be temporarily suspended until such time as Buyer and Seller can mutually agree on the terms and conditions of a Purchase Nomination Notice.

         V.    QUALITY AND MEASUREMENT

         5.1 All gas delivered hereunder shall be measured by a meter or other measuring device installed and operated by the Receiving Pipeline(s) described in a then effective PURCHASE NOMINATION NOTICE, such Receiving Pipeline(s)'s rules, guideline and policies, shall define and set forth, among other things, the units of measurement, measurement specifications, quality, heating value, testing specifications and delivery terms, and specifications of the gas to be delivered to Buyer pursuant hereto. All such specifications and procedures of such Receiving Pipeline(s) relating to the delivery of gas are hereby expressly incorporated herein by reference and shall be applicable to and binding upon the parties and all natural gas sold by Seller to Buyer.

         VI.   PASSAGE OF TITLE

         6.1 Title to all gas covered hereunder shall pass from Seller to Buyer at the Delivery point(s) described in a then effective PURCHASE NOMINATION NOTICE.

         VII.  WARRANTY TO TITLE

         7.1 Seller warrants for itself, its successors and assigns, that it will at the time of delivery and throughout the term of this Agreement have good title to all gas delivered by it hereunder, free and clear of all liens, encumbrances and claims whatsoever; that it will at such time of delivery and throughout the term of this Agreement have good right and title to sell and deliver said gas; and that it will indemnify Buyer and save Buyer harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to said gas or to royalties, taxes, or other charges thereon. In the event of any claim asserted against Seller's title to the gas delivered hereunder, Seller's right to deliver same or the Seller's right to receive payment for all gas delivered hereunder, Buyer may withhold payment of sums due hereunder up to the amount of such claim until such claim is finally determined,

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either by agreement of the parties or by litigation, or until Seller furnishes a bond in sufficient amount, with sureties satisfactory to Buyer, conditioned to save Buyer free and harmless from any such claim and all expenses incurred in investigating or defending such claim, including, without limitation, attorney fees and costs of court.

         VIII. BILLING AND PAYMENT

         8.1 On or before the 15th day following the month of deliveries of gas hereunder, Seller shall deliver to Buyer an invoice accompanied by a statement for the preceding month properly identified as to the delivery location, showing the daily and total volume of gas delivered, the amount due and information sufficient to explain and support any calculations made by Seller in determining the amount billed (i.e., pipeline volume statement).

         8.2 Buyer will pay Seller at the address as shown hereunder by the later of: (i) fifteen (15) days following receipt of invoice, (ii) the twenty fifth (25th) day of the second month following deliveries, (iii) five (5) days following receipt of all signed Agreements and/or PURCHASE NOMINATION NOTICES, or (iv) five (5) days following receipt of a verifiable supporting statement. If any overcharge or undercharge in any form whatsoever shall at any time be found and the bill therefore has been paid, Seller shall refund the amount of the overcharge received by Seller and Buyer shall pay the amount of the undercharge within thirty (30) days after final determination thereof; however, no retroactive adjustment will be made for any overcharge or undercharge beyond a period of twenty-four (24) months from the date a discrepancy occurred. In the event a dispute arises as to the amount payable in any statement rendered, Buyer shall nevertheless pay the amount not in dispute to Seller pending resolution of the dispute. If it is determined that Buyer owes Seller the disputed amount, Buyer will pay Seller that amount.

         8.3 Every notice, request, statement or bill provided for in this Agreement shall be in writing directed to the party to whom given, made or delivered at such party's address as set forth below and as such address may be changed from time to time with written notice to the other party.

         NOTICES/CORRESPONDENCE & PAYMENTS:

         SELLER:        Energas Corporation
                        3750 West Main Street - Suite 222
                        Norman, OK 73072

         NOTICES/CORRESPONDENCE & INVOICES:

         BUYER:         Energas Pipeline Company
                        3750 West Main Street - Suite 224
                        Norman, OK 73072

         8.4 If Seller's title is questioned or involved in any action,

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Buyer may withhold payment (without interest) of sums due hereunder up to the amount of the claim until title is free from such questions or such action is finally determined, or until such time as Seller furnishes bond conditioned with sureties satisfactory to Buyer to save Buyer harmless.

         IX.   INDEMNITY

         9.1 Buyer shall indemnify and hold Seller harmless against any claims for damages (including damages caused by gas) arising subsequent to the delivery of gas hereunder at the Delivery Point(s) described in a then effective PURCHASE NOMINATION NOTICE. Likewise, Seller shall indemnify and hold Buyer harmless against claims for damages (including damages caused by gas) arising prior to and upon the delivery of gas hereunder at the Delivery Point(s) described in a then effective PURCHASE NOMINATION NOTICE.

         X.    FORCE MAJEURE

         10.1 This Agreement is subject to all present and future valid and applicable laws, orders, rules and regulation of any duly constituted authorities having jurisdiction or control over the parties, their facilities, gas supply, operations, or this Agreement or any provisions hereof.

         10.2 This Agreement shall be governed, construed and applied in accordance with the laws of the State of Oklahoma.

         10.3 In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement (except the obligation of Buyer to pay for gas received by Buyer hereunder), the obligations of such party, insofar as they are affected by such force majeure, shall be suspended during the period of any inability so caused, but for no longer period, and such cause shall be so far as reasonably practical be remedied with reasonable dispatch. The term "force majeure", as employed herein, shall mean acts of God, acts of the public enemy, wars, blockades, insurrections, strikes or differences with workmen, riots, disorders, epidemics, land slides, lightening, earthquakes, fires, storms, floods, washouts, arrests and restraints, civil disturbances, explosions, breakage, accident or repair of machinery or lines of pipe, freezing of wells or lines of pipe, requisitions, diversion, embargoes, priorities or expropriations of government or governmental authorities, delays resulting from inability to secure materials and equipment under governmental authorization and clearance at mill or factory prices, and likewise delays caused by scarcity of materials, supplies and equipment, interference by civil or military authorities, legal or defacto, law or otherwise, failure of pipelines or other carriers to transport or furnish facilities for transportation, partial or complete failure of Buyer to secure or maintain a market for the gas, failure of wells or other sources of supply, inability to obtain easements at reasonable costs, rules and regulations with regard to transportation by pipelines and without limitation by enumeration, any other cause or causes, whether of the kind

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enumerated or otherwise not reasonably within the control of the party in default.

         10.4 The settlement of strikes or differences with workmen shall be entirely within the discretion of the party having the difficulty.

         XI.   ASSIGNMENT

         11.1 This Agreement may not be assigned without the prior written consent of both parties. Change of control, merger, consolidation or re-capitalization of either party shall not be considered an assignment.

         XII.  NOTICES

         12.1 Routine communications and statement shall be considered duly delivered when mailed by first class mail. All notices, including notices of termination or default, shall be sent by certified mail, return receipt requested, and shall be considered delivered as of the date receipt is acknowledged.

         XIII. MISCELLANEOUS

         13.1 Seller represents and warrants that the sale of gas hereunder by Seller to Buyer qualifies as a first sale as defined in Section 2(21) of the Natural Gas Policy Act of 1978 ("NGPA"). Seller further represents and warrants that all gas sold to Buyer hereunder shall either be: (1) gas "not committed or dedicated to interstate commerce" on or before November 8,1978,
(2) gas finally determined to qualify as NGPA Section 102(c), 103(c), 107(c) gas, or (3) gas which has otherwise been deregulated pursuant to the Natural Gas Wellhead Decontrol Act of 1989.

         13.2 No failure by any party to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute waiver of, any party's right to demand strict compliance with all provisions of this Agreement.

         13.3 The terms contained in this Agreement constitute the entire agreement of the parties and there are no agreements, understanding, obligations, promises, assurances or conditions, precedent or otherwise, except those expressly set out herein.

         13.4 This Agreement was prepared jointly by the parties hereto and not by either party to the exclusion of the other.

         13.5 The terms of this Agreement, including but not limited to, the price paid for gas, the identified transporting pipelines, the

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quantities of gas purchased or sold and all other material terms of this
Agreement shall be kept confidential by the parties hereto, and shall not be disclosed to any third party except that any information must be disclosed to a third party for the purpose of effectuating transportation of the gas delivered hereunder.

         EXECUTED in duplicate this 1ST day of  MARCH, 1991
                                    ---         -------


                               BUYER
                               ENERGAS PIPELINE COMPANY
Witness:
/s/ Debra A. Towery            By    /s/ George Shaw
--------------------------           ------------------------------
                                     President

                               SELLER
                               ENERGAS CORPORATION
Witness:
/s/ Debra A. Towery            By    /s/ George Shaw
--------------------------           ------------------------------
                                     President










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                                   EXHIBIT "A"


Gas Purchase Agreement between ENERGAS PIPELINE COMPANY and ENERGAS CORPORATION, dated October 1, 1990.


                           PURCHASE NOMINATION NOTICE

On this _______ day of ___________, Energas Pipeline Company ("Buyer") hereby gives notice to Energas Corporation ("Seller") that the Purchase Nomination Notice under the above referenced Gas Purchase Agreement, shall be as set forth below:

NOMINATION PERIOD:                  ______________________

PURCHASE PRICE:                     $ _______________ /Mcf

QUANTITY:                           100% of production

PRESSURE BASE:                      14.73

RECEIVING PIPELINE(S):              West Daisy Gas System

DELIVERY POINT(S):                  Various  wellhead  Delivery  point(s)
                                    into Buyer's West Daisy Gas System in
                                    Atoka County, OK.

         This PURCHASE NOMINATION NOTICE is incorporated by reference and shall be part of the above referenced Gas Purchase Agreement between Buyer and Seller when executed by the parties in the space provided below.

AGREED and ACCEPTED this __________________ day of ______, 199__

BUYER:

ENERGAS PIPELINE COMPANY

By
    ---------------------
    President


SELLER:

ENERGAS CORPORATION

By
    ---------------------
    President

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